Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)		Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS

PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

■	Fourth quarter 2017 Revenue:	$1.99 billion; up 16%
■	Fourth quarter 2017 Operating Income:	$146 million; down 25%
■	Fourth quarter 2017 EPS:	$3.48 vs. $1.05; up 232%

■	Full Year 2017 Revenue:	$7.2 billion; up 10%
■	Full Year 2017 Operating Income:	$624 million; down 13%
■	Full Year 2017 EPS:	$6.18 vs. $3.81; up 62%

LOWELL, ARKANSAS, January 18, 2018 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2017 net earnings of $385.3 million, or diluted earnings per share of $3.48 vs. fourth quarter 2016 net earnings of $117.6 million, or $1.05 per diluted share. Fourth quarter 2017 net earnings included pre-announced pretax charges of $20.3 million for a reserve on a cash advance for the purchase of new trailing equipment from a manufacturer that will not meet delivery and $18.6 million for an increase in reserves for certain insurance and claims. Additionally, quarter results include a $309.2 million decrease in income taxes from our reasonable estimate of the change in future tax rates on deferred tax balances at December 31, 2017, as a result of the Tax Cuts and Jobs Act enacted in the quarter. Fourth quarter 2016 net earnings included a pretax benefit of $15.2 million for a change in the company’s paid time off policy.

Total operating revenue for the current quarter was $1.99 billion, compared with $1.72 billion for the fourth quarter 2016. Load growth of 5% and an increase in revenue per load in Intermodal (JBI) yielded a 10% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 20%, primarily from the addition of new customer accounts and improved asset utilization. Integrated Capacity Solutions (ICS) segment revenue increased by 40% primarily from a 19% increase in revenue per load and a 17% increase in load growth. Truck (JBT) segment revenue increased 1% primarily from customer rate per mile increases offset by a decrease in load count. Current quarter total operating revenue, excluding fuel surcharges, increased 13% vs. the comparable quarter 2016.

Operating income for the current quarter decreased to $145.8 million vs. $194.4 million for the fourth quarter 2016. The preannounced pretax charges of $38.9 million in fourth quarter 2017 and the $15.2 pretax benefit in fourth quarter 2016 were allocated to the business segments as described below. After consideration of these specific charges, the benefit from increased revenues was partly offset with cost increases to attract and retain drivers and independent contractors, higher insurance and claims costs, inefficiencies from rail network congestion and maintenance schedules, higher salary and wage expenses and lower asset utilization due to the time trucks remain unseated.

Net earnings increased to $385.3 million in the current quarter from $117.6 million in 2016, primarily due to the $309.2 million benefit from estimating the effect of the change in future tax rates on deferred tax balances at December 31, 2017. The fourth quarter effective tax rates for 2017 and 2016 were (175.65)% and 37.63%, respectively. The annual effective tax rates for 2017 and 2016 were (15.29)% and 37.90%, respectively.

Segment Information:

Intermodal (JBI)

■	Fourth quarter 2017 Segment Revenue:	$1.1 billion; up 10%
■	Fourth quarter 2017 Operating Income:	$93.3 million; down 25%

JBI total volumes grew 5% over the same period in 2016. Eastern network loads grew at 7% and transcontinental loads increased 4% compared to the fourth quarter 2016. Revenue increased 10%, reflecting volume growth of 5% and a 5% increase in revenue per load which is the combination of freight mix, customer rate increases and fuel surcharges. Revenue per load excluding fuel surcharges increased approximately 2% compared to a year ago.

Operating income decreased 25% from the prior year. Benefits from increased volume and revenue per load were offset by increased costs to attract and retain drivers, higher third-party dray costs, increased insurance and claims costs and inefficiencies in the rail networks due to congestion and track and yard maintenance. JBI recorded $28.7 million of the preannounced charges during the fourth quarter 2017. In fourth quarter 2016, JBI recorded approximately $5.7 million from the change in paid time off policy. The current period ended with approximately 89,000 units of trailing capacity and approximately 5,500 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Fourth quarter 2017 Segment Revenue:	$477 million; up 20%
■	Fourth quarter 2017 Operating Income:	$34.9 million; down 39%

DCS revenue increased 20% during the current quarter over the same period 2016. Productivity (revenue per truck per week) increased approximately 4% vs. 2016. Productivity excluding fuel surcharge revenue increased approximately 2% from a year ago primarily from improved integration of assets between customer accounts and customer rate increases partially offset by lower productivity at new contracts implemented during the quarter. A year over year net additional 1,326 revenue producing trucks, 331 net additions compared to third quarter 2017, were in the fleet by the end of the quarter. Approximately 53% of these additions represent private fleet conversions versus traditional dedicated capacity fleets and primarily reflect new contract implementations in this and prior periods. Customer retention rates remain above 98%.

Operating income decreased by 39% from a year ago. The increase in revenue and improved asset utilization was offset with higher driver wages including the timing between wage increases and recovery through customer contracts, higher driver recruiting costs including the length of time to fill open positions, increased insurance and claims costs, higher equipment ownership costs and $1.9 million in intangible asset amortization compared to the same period in 2016. DCS recorded $7.6 million of the preannounced charges during the fourth quarter 2017 and recognized a $7.3 million benefit in the fourth quarter 2016 from the change in paid time off policy.

Integrated Capacity Solutions (ICS)

■	Fourth Quarter 2017 Segment Revenue:	$323 million; up 40%
■	Fourth Quarter 2017 Operating Income:	$11.3 million; up 86%

ICS revenue increased 40% in the current quarter vs. the fourth quarter 2016. Revenue per load increased 19% and volume increased 17% mostly due to increased spot market activity. While continuing to meet customer commitments, the increased spot market activity created a better balance between contractual and spot market revenues. Contractual volumes represent approximately 66% of the total load volume but only 46% of the total revenue in the current quarter compared to 75% and 62%, respectively, in fourth quarter 2016.

Operating income increased 86% over the same period in 2016. Gross profit margin increased to 14.1% in the current period from 12.9% last year primarily from the increased spot market activity which more than offset the margin compression realized in the contractual volumes. The increase in gross margin was partially offset with higher technology spending as JBHunt360 continues to be rolled out to more customers. ICS recorded $1.8 million of the preannounced charges in the fourth quarter 2017 and recognized a $1.0 million benefit in the fourth quarter 2016 for the change in paid time off policy. Total branches at the end of the period grew to 44 from 42 at the end of the same period in 2016. ICS’s carrier base increased 11% and the employee count increased 16% from a year ago.

Truck (JBT)

■	Fourth quarter 2017 Segment Revenue:	$97 million; up 1%
■	Fourth quarter 2017 Operating Income:	$6.4 million; down 5%

JBT revenue for the current quarter increased 1% from the same period in 2016. Revenue excluding fuel surcharges was flat compared to a year ago. Revenue per load increased 13% primarily from a 12% increase in rates per loaded mile on an equivalent length of haul compared to fourth quarter 2016 but was offset with an 10% decreased in load count. At the end of the period, JBT operated 2,032 tractors compared to 2,128 a year ago.

Operating income decreased 5% from fourth quarter 2016 levels. Favorable changes from higher revenue per load were offset by higher driver wages and independent contractor costs per mile, lower tractor utilization from an increase in unseated trucks and higher insurance and claims costs compared to fourth quarter 2016. JBT recorded approximately $0.7 million of the preannounced charges in the fourth quarter 2017 and recorded a $1.2 million benefit in the fourth quarter 2016 from the change in paid time off policy.

Cash Flow and Capitalization:

At December 31, 2017, we had total debt outstanding of $1.09 billion on various debt instruments compared to $986 million at December 31, 2016 and $1.08 billion at September 30, 2017.

Our net capital expenditures for 2017 approximated $511 million vs. $485 million in 2016. At December 31, 2017, we had cash and cash equivalents of $14.6 million.

In the fourth quarter 2017, we had no purchases of our common stock. At December 31, 2017, we had approximately $521 million remaining under our share repurchase authorizations. Actual shares outstanding at December 31, 2017 approximated 109.8 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2016. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended December 31
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,765,658		$1,558,638
Fuel surcharge revenues	224,502		162,424
Total operating revenues	1,990,160	100.0%	1,721,062	100.0%

Operating expenses
Rents and purchased transportation	1,026,100	51.6%	874,144	50.8%
Salaries, wages and employee benefits	429,853	21.6%	360,190	20.9%
Depreciation and amortization	102,320	5.1%	91,794	5.3%
Fuel and fuel taxes	100,848	5.1%	78,355	4.6%
Operating supplies and expenses	67,154	3.4%	60,001	3.5%
General and administrative expenses, net of asset dispositions	51,279	2.6%	25,483	1.4%
Insurance and claims	46,649	2.3%	20,026	1.2%
Operating taxes and licenses	12,496	0.6%	11,798	0.7%
Communication and utilities	7,647	0.4%	4,910	0.3%
Total operating expenses	1,844,346	92.7%	1,526,701	88.7%
Operating income	145,814	7.3%	194,361	11.3%
Net interest expense	6,030	0.3%	5,876	0.3%
Earnings before income taxes	139,784	7.0%	188,485	11.0%
Income taxes	(245,524)	(12.4%)	70,929	4.2%
Net earnings	$385,308	19.4%	$117,556	6.8%
Average diluted shares outstanding	110,737		112,327
Diluted earnings per share	$3.48		$1.05

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$6,435,858		$6,007,347
Fuel surcharge revenues	753,710		548,112
Total operating revenues	7,189,568	100.0%	6,555,459	100.0%

Operating expenses
Rents and purchased transportation	3,650,806	50.8%	3,255,692	49.7%
Salaries, wages and employee benefits	1,608,378	22.4%	1,469,187	22.4%
Depreciation and amortization	383,518	5.3%	361,510	5.5%
Fuel and fuel taxes	347,573	4.8%	283,437	4.3%
Operating supplies and expenses	257,239	3.6%	233,223	3.6%
General and administrative expenses, net of asset dispositions	125,878	1.8%	87,053	1.3%
Insurance and claims	123,579	1.7%	78,410	1.2%
Operating taxes and licenses	44,825	0.6%	45,954	0.7%
Communication and utilities	23,983	0.3%	19,973	0.3%
Total operating expenses	6,565,779	91.3%	5,834,439	89.0%
Operating income	623,789	8.7%	721,020	11.0%
Net interest expense	28,550	0.4%	25,223	0.4%
Earnings before income taxes	595,239	8.3%	695,797	10.6%
Income taxes	(91,024)	(1.2%)	263,707	4.0%
Net earnings	$686,263	9.5%	$432,090	6.6%
Average diluted shares outstanding	111,049		113,361
Diluted earnings per share	$6.18		$3.81

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$1,097,671	55%	$997,967	58%
Dedicated	476,660	24%	398,325	23%
Integrated Capacity Solutions	323,241	16%	231,594	13%
Truck	97,466	5%	96,296	6%
Subtotal	1,995,038	100%	1,724,182	100%
Intersegment eliminations	(4,878)	(0%)	(3,120)	(0%)
Consolidated revenue	$1,990,160	100%	$1,721,062	100%

Operating income
Intermodal	$93,271	64%	$124,143	64%
Dedicated	34,918	24%	57,539	30%
Integrated Capacity Solutions	11,277	8%	6,074	3%
Truck	6,380	4%	6,750	3%
Other (1)	(32)	(0%)	(145)	(0%)
Operating income	$145,814	100%	$194,361	100%

	Twelve Months Ended December 31
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$4,084,418	57%	$3,796,251	58%
Dedicated	1,718,559	24%	1,533,186	23%
Integrated Capacity Solutions	1,024,576	14%	851,550	13%
Truck	378,361	5%	387,764	6%
Subtotal	7,205,914	100%	6,568,751	100%
Intersegment eliminations	(16,346)	(0%)	(13,292)	(0%)
Consolidated revenue	$7,189,568	100%	$6,555,459	100%

Operating income
Intermodal	$407,376	65%	$449,768	62%
Dedicated	171,113	27%	205,240	29%
Integrated Capacity Solutions	22,797	4%	36,260	5%
Truck	22,597	4%	29,862	4%
Other (1)	(94)	(0%)	(110)	(0%)
Operating income	$623,789	100%	$721,020	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2017	2016

Intermodal

Loads	515,669	491,570
Average length of haul	1,684	1,685
Revenue per load	$2,129	$2,030
Average tractors during the period *	5,547	5,274

Tractors (end of period)
Company-owned	4,776	4,581
Independent contractor	764	695
Total tractors	5,540	5,276

Net change in trailing equipment during the period	1,305	1,773
Trailing equipment (end of period)	88,610	84,594
Average effective trailing equipment usage	87,522	81,654

Dedicated

Loads	686,475	606,900
Average length of haul	178	181
Revenue per truck per week**	$4,426	$4,247
Average trucks during the period***	8,571	7,390

Trucks (end of period)
Company-owned	8,124	6,976
Independent contractor	59	15
Customer-owned (Dedicated operated)	544	410
Total trucks	8,727	7,401

Trailing equipment (end of period)	25,811	22,688
Average effective trailing equipment usage	25,823	23,334

Integrated Capacity Solutions

Loads	277,911	237,845
Revenue per load	$1,163	$974
Gross profit margin	14.1%	12.9%
Employee count (end of period)	954	824
Approximate number of third-party carriers (end of period)	56,700	50,900

Truck

Loads	87,538	96,906
Average length of haul	432	439
Loaded miles (000)	37,852	42,476
Total miles (000)	45,206	50,472
Average nonpaid empty miles per load	84.0	82.6
Revenue per tractor per week**	$3,782	$3,540
Average tractors during the period *	2,085	2,158

Tractors (end of period)
Company-owned	1,291	1,376
Independent contractor	741	752
Total tractors	2,032	2,128

Trailers (end of period)	7,120	7,642
Average effective trailing equipment usage	6,771	7,287

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2017	2016

Intermodal

Loads	1,999,807	1,916,303
Average length of haul	1,681	1,657
Revenue per load	$2,042	$1,981
Average tractors during the period *	5,362	5,222

Tractors (end of period)
Company-owned	4,776	4,581
Independent contractor	764	695
Total tractors	5,540	5,276

Net change in trailing equipment during the period	4,016	5,637
Trailing equipment (end of period)	88,610	84,594
Average effective trailing equipment usage	82,969	77,179

Dedicated

Loads	2,575,245	2,401,332
Average length of haul	178	177
Revenue per truck per week**	$4,226	$4,077
Average trucks during the period***	7,946	7,307

Trucks (end of period)
Company-owned	8,124	6,976
Independent contractor	59	15
Customer-owned (Dedicated operated)	544	410
Total trucks	8,727	7,401

Trailing equipment (end of period)	25,811	22,688
Average effective trailing equipment usage	24,550	22,827

Integrated Capacity Solutions

Loads	992,834	852,179
Revenue per load	$1,032	$999
Gross profit margin	13.3%	14.3%
Employee count (end of period)	954	824
Approximate number of third-party carriers (end of period)	56,700	50,900

Truck

Loads	370,591	385,298
Average length of haul	435	455
Loaded miles (000)	160,932	175,038
Total miles (000)	192,433	207,998
Average nonpaid empty miles per load	85.1	85.6
Revenue per tractor per week**	$3,556	$3,458
Average tractors during the period*	2,098	2,191

Tractors (end of period)
Company-owned	1,291	1,376
Independent contractor	741	752
Total tractors	2,032	2,128

Trailers (end of period)	7,120	7,642
Average effective trailing equipment usage	7,066	6,956

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,612	$6,377
Accounts Receivable	920,767	745,288
Prepaid expenses and other	286,135	194,016
Total current assets	1,221,514	945,681
Property and equipment	4,670,464	4,258,915
Less accumulated depreciation	1,687,133	1,440,124
Net property and equipment	2,983,331	2,818,791
Other assets	143,290	64,516
	$4,348,135	$3,828,988

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$598,594	$384,308
Claims accruals	134,766	109,745
Accrued payroll	42,382	51,929
Other accrued expenses	28,888	27,152
Total current liabilities	804,630	573,134

Long-term debt	1,085,649	986,278
Other long-term liabilities	76,661	64,881
Deferred income taxes	541,870	790,634
Stockholders' equity	1,839,325	1,414,061
	$4,348,135	$3,828,988

Supplemental Data
(unaudited)

	December 31, 2017	December 31, 2016

Actual shares outstanding at end of period (000)	109,753	111,305

Book value per actual share outstanding at end of period	$16.76	$12.70

	Twelve Months Ended December 31
	2017	2016

Net cash provided by operating activities (000)	$834,913	$854,143

Net capital expenditures (000)	$510,515	$485,256